UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 21, 2011

ALPHATEC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-52024	20-2463898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5818 El Camino Real

Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)

(760) 431-9286

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On April 25, 2011 Patrick Ryan was appointed the Company’s Chief Operating Officer. In connection with this appointment the Company entered into an employment agreement with Mr. Ryan (the “Agreement”).

The Agreement has the following principal terms: Mr. Ryan will receive an initial annual base salary of $350,000 and he is eligible to receive an incentive bonus each fiscal year in an amount equal to 50% of his annual base salary for such year, with the payment of such bonus based on Mr. Ryan’s achievement of performance objectives established by the Company’s Board of Directors each fiscal year. The Agreement also provides for certain severance arrangements for Mr. Ryan. In the event that Mr. Ryan’s employment is terminated (i) by the Company without cause or (ii) by Mr. Ryan following certain events, the Company is required to pay Mr. Ryan (1) all accrued but unpaid compensation; (2) severance payments based on his annual base salary for a period of up to 12 months; and (3) payment of, or reimbursement for, the continuation of his health insurance coverage pursuant to COBRA for time period that severance payments are being paid, provided that Mr. Ryan does not otherwise have health insurance coverage.

Pursuant to the Agreement, the Company will also grant Mr. Ryan incentive stock options to purchase 250,000 shares of the Company’s common stock. The exercise price of the options will be the closing price of the Company’s common stock on the date of the grant. So long as Mr. Ryan continues to be employed by the Company, 25% of such options will vest on the anniversary of the date of grant, and the remainder shall vest in 12 equal tranches beginning on the date that is three months after the anniversary of the grant date and every three months thereafter. In addition, upon a change of control of the Company that occurs during his employment, any unvested options shall become fully vested.

Pursuant to the Agreement, the Company will also grant Mr. Ryan 100,000 shares of restricted common stock of the Company. The Company shall have a lapsing right to repurchase such common stock at a price per share equal to $0.0001. So long as Mr. Ryan continues to be employed by the Company, the Company’s repurchase right shall lapse with regard to 25% of such shares on each anniversary of the date of grant. In addition, upon a change of control of the Company that occurs during his employment, any unvested shares of restricted common stock shall become fully vested.

Mr. Ryan joins the Company from Abbott Vascular Devices, where he has been the Vice President, North Asia since August 2010. For the two years prior to his role in North Asia, he served as Abbott Vascular’s Divisional Vice President for Canada and Latin America. Prior to that position, Mr. Ryan held two senior roles in Operations, specifically, Divisional Vice President, Worldwide Operations and Divisional Vice President, Operations, Cardiac Therapies. Before joining Abbott, Mr. Ryan held several positions with Guidant Corporation, including Vice President and Managing Director, Guidant Ireland. Prior to joining Guidant, Mr. Ryan served 14 years in the United States Navy, earning the rank of Commander. He received his MS in Petroleum Management from University of Kansas and his BS, from the United States Naval Academy.

The description of the material terms of the Agreement above is qualified in its entirety by the full terms and conditions of the Agreement, a copy of which shall be filed with the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2011.

(e)	2011 Bonus Plan

Effective April 21, 2011, the Compensation Committee of the Board of Directors of Alphatec Holdings, Inc. (the “Company”) approved bonus plans for each of the executive officers of the Company (collectively, the “2011 Plan”). A summary of the 2011 Plan will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending March 31, 2011. Under the 2011 Plan, each of the “Named Executive Officers” (as such term is defined in Item 402 of Regulation S-K) for the year ended December 31, 2010 that is currently employed by us, and our current Chief Financial Officer, based on the recommendation of the President and Chief Executive Officer and approval by the Compensation Committee of the Board of Directors, is eligible for cash bonuses as further described below.

2011 Bonus Plan for Messrs. Kuyper, O’Neill and Timm

With respect to each of Dirk Kuyper, Mike O’Neill and J.P. Timm, the target cash bonuses for fiscal year 2011 were determined according to a formula expressed as percentages of the respective executive’s base salary, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which in 2011 is predicated on the achievement of certain cash balance and operating profit targets generated in accordance with the Company’s 2011 operating plan that was approved by the Company’s Board of Directors. The Compensation Committee approved all financial criteria for the awarding of such cash bonuses and the President and CEO presented the financial criteria to each of the executives for his confirmation of the achievability of such criteria. In the event the executives exceed such target levels, they are entitled to receive cash bonuses based on higher percentages of their respective base salaries. The table below sets forth for each of these executive’s the percentage of the base salary that such executive is eligible to receive as a cash bonus under the 2011 Bonus Plan upon the achievement of the target financial levels.

Name	2011 Base Salary	2011 Target Bonus Percentage

Dirk Kuyper	$500,000	75%

Michael O’Neill	$325,000	50%

J.P. Timm	$245,700	50%

2011 Bonus Plan for Mr. Asai

With respect to Mr. Asai, the target cash bonus for fiscal year 2011 will be determined according to a formula expressed as up to 35% of his base salary of 28,049,700 million Japanese Yen, and is subject to adjustments based on the percentage to which the targeted applicable performance criteria is achieved, which in 2011 is predicated on the achievement of certain revenue and operating profit targets in Japan generated in accordance with the Company’s 2011 operating plan that was approved by the Company’s Board of Directors. The Compensation Committee approved all financial criteria for the awarding of such cash bonus and the President and CEO presented the financial criteria to Mr. Asai for his confirmation of the achievability of such criteria. In the event Mr. Asai exceeds such target levels, he is entitled to receive a cash bonus based on a higher percentage of his base salary.

2011 Plan for Mr. Lubischer

With respect to Mr. Lubischer, the target cash bonus for fiscal year 2011 was determined based upon the Company’s achievement of certain sales targets in the U.S. Upon 100% achievement of all of such sales targets, Mr. Lubischer’s bonus will equal approximately 85% of his base salary of $249,900. The Compensation Committee approved all financial criteria for the awarding of such cash bonus and the President and CEO presented the financial criteria to Mr. Lubischer for his confirmation of the achievability of such criteria. In the event that U.S. sales exceed certain target levels, Mr. Lubischer is entitled to receive a cash bonus that is higher than the percentage of his base salary set forth above.

(e)	2011 Base Salaries

Effective May 1, 2011, the Compensation Committee of the Board of Directors of the Company approved the 2011 base salary for each of the executive officers of the Company. The table below sets forth the 2011 base salary for each of the “Named Executive Officers” (as such term is defined in Item 402 of Regulation S-K) for the year ended December 31, 2010 that is currently employed by us, and our current Chief Financial Officer:

Name	2010 Base Salary		2011 Base Salary		Percentage Increase

Dirk Kuyper	$425,000		$500,000		17.6%

Michael O’Neill	$325,000		$325,000		0%

Stephen Lubischer	$249,900		$249,900		0%

Mitsuo Asai	$325,244	(1)	$341,506	(1)	5%

J.P. Timm	$236,250		$245,700		4%

(1)	For the purposes of this table, Mr. Asai’s 2010 and 2011 base salary was converted from Japanese Yen to U.S. Dollars using the exchange rate as of December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHATEC HOLDINGS, INC.
(Registrant)

Date: April 27, 2011	/s/ Ebun S. Garner, Esq.
Ebun S. Garner, Esq. General Counsel and Senior Vice President